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                                                                   EXHIBIT 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Zions Bancorporation and Zions Institutional Capital Trust A of our report dated January 22, 1996, relating to the consolidated financial statements of Zions Bancorporation as of and for the year ended December 31, 1995 which appear in the Annual Report on Form 10-K of Zions Bancorporation for the year ended December 31, 1995 and of our report dated January 16, 1997, relating to the consolidated financial statements of Zions Bancorporation as of and for the year ended December 31, 1996 which appear in the Current Report on Form 8-K of Zions Bancorporation filed March 11, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.


KPMG PEAT MARWICK LLP


Salt Lake City, Utah
March 21, 1997